Exhibit 107

CALCULATION OF FILING FEE TABLE

424(b)(7)

(Form Type)

MASTEC, INC.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 456(b), 457(c) and Rule 457(r)	133,157(1)	$78.41(2)	$10,440,840.37(2)	0.0000927	$967.87	—	—	—	—

Fees Previously Paid	—	—	—	—	—	—	—	—	—	—	—	—

Carry Forward Securities

Carry Forward Securities	Equity	Common Stock	Rule 456(b), 457(c) and Rule 457(r)	1,975,232(4)	$92.805(5)	$183,311,405.76	0.0000927	$16,992.97	—	—	—	—

	Total Offering Amounts					$193,752,246.13		$17,960.84

	Total Fees Previously Paid							$16,992.97

	Total Fee Offsets							—

	Net Fee Due							$967.87

(1)	Consist of the additional 133,157 shares of common stock registered for resale by the selling shareholders named in this amended prospectus supplement (the “Amended Prospectus Supplement”).
(2)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended, or the Securities Act, and based upon the average of the high and low sales price of a share of the Registrant’s common stock as reported by the New York Stock Exchange on May 24, 2022.

(3)

Calculated pursuant to Rules 456(b), 457(c) and 457(r) of the Securities Act, by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.0000927. This “Calculation of Filing Fee” table shall be deemed to replace the “Calculation of Registration Fee” table in the prior filing (the “Initial Prospectus Supplement”) under Rule 424(b)(7) made by MasTec, Inc. on January 21, 2022. A registration fee of $16,992.97 was previously paid in connection with the filing of the Initial Prospectus Supplement. The $967.87 net fee due with respect to the additional 133,157 shares being registered hereunder is on deposit with the Securities and Exchange Commission.

(4)	Consist of 1,975,232 shares of common stock registered for resale by the selling shareholders named in the Initial Prospectus Supplement.
(5)

Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(r) of the Securities Act of 1933, as amended, or the Securities Act, and based upon the average of the high and low sales price of a share of the Registrant’s common stock as reported by the New York Stock Exchange on January 19, 2022.